Exhibit 10.1

ANEX CORPORATION

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made and entered into by and between                  (“Executive”) and Avanex Corporation (the “Company”), effective as of                 , 2008 (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

3. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change in Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

4. Certain capitalized terms used in the Agreement are defined in Section 7 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

3. Acceleration of Vesting of Equity Awards Upon a Change in Control. Upon a Change in Control, fifty percent (50%) of Executive’s awards relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise (collectively, the “Equity Awards”)) as of the date of the Change in Control will, if not already vested pursuant to the terms (including any terms which provide for accelerated vesting) of such Equity Award, become vested and will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement. The balance of the Company’s common stock subject to any such Equity Award shall continue to vest on the same schedule as existed prior to the Change in Control. For example, if a Change in Control occurs on a date when twenty five percent (25%) of Executive’s Equity Awards have vested, then an additional twenty five percent (25%) of the shares of Company’s common stock shall become vested pursuant to this Section 3. The remaining fifty percent (50%) of the shares of Company common stock subject to such Equity Awards shall continue to vest pursuant to the terms and conditions of the applicable Equity Award agreement. If a Change in Control occurs on a date where more than fifty percent (50%) of any Equity Award has already vested, then no additional vesting shall occur with respect to such Equity Award pursuant to this Section 3. In addition to the foregoing, the vesting provisions of the applicable Equity Award agreement and/or Company stock incentive plan shall continue to govern should (i) such provisions provide the Executive with more favorable vesting conditions, or (ii) any acquiring entity elect to not assume outstanding Equity Awards in such Change in Control.

4. Severance Benefits.

(a) Involuntary Termination Following a Change in Control. If within twelve (12) months following a Change in Control (i) Executive terminates his or her employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason (as defined herein) or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause (as defined herein), and Executive signs and does not revoke the release of claims required by Section 5, Executive will receive the following severance benefits from the Company:

(i) Severance Payment. Executive will receive a single lump sum severance payment (less applicable withholding taxes) in an amount equal to [twelve (12)/six (6)]1 months of Executive’s annual salary (the “Severance Period”) determined at a rate equal to the greater of (A) Executive’s annual salary as in effect immediately prior to the Change in Control, or (B) Executive’s Base Salary (as defined herein).

(ii) Bonus Payment. Executive will receive a lump sum cash payment (less applicable withholding taxes) in an amount equal to the current year’s target annual incentive (if any such annual incentive plan or program has, as of the effectiveness of the Change in Control, previously been established by the Board), pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s target incentive level (if any) by a fraction with a numerator equal to the number of days between the start of the applicable year and the date of termination and a denominator equal to 365.

[1]	“Twelve (12)” months for agreements with the Chief Executive Officer and Senior Vice Presidents; “Six (6)” months for agreements with Vice Presidents.

(iii) Equity Awards. One hundred percent (100%) of Executive’s then outstanding and unvested Equity Awards as of the date of Executive’s termination of employment will become vested and will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.

(iv) Benefits. The Company agrees to provide Executive the same level of health coverage and benefits as in effect for Executive on the day immediately preceding the date of termination; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company will pay such COBRA premiums to provide for continuation benefits on behalf of the Executive through the Severance Period. Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period.

(b) Timing of Severance Payments. Unless otherwise required pursuant to Section 11 of this Agreement, the Company will pay the cash severance payments to which Executive is entitled under this Agreement in a lump sum as soon as practicable following the date of termination, provided, however, that such payment will be delayed to the extent required by Section 5 of this Agreement.

(c) Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(e) Termination Apart from Change in Control. In the event Executive’s employment is terminated for any reason, either prior to the occurrence of a Change in Control or after the twelve (12) month period following a Change in Control, then Executive will be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(f) Exclusive Remedy. In the event of a termination of Executive’s employment within twelve (12) months following a Change in Control, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change in Control other than those benefits expressly set forth in this Section 4, except as may be provided in any Equity Award agreement.

5. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 4 will be subject to Executive signing and not revoking a release of claims agreement in a form reasonably acceptable to the Company, and such release becoming effective within forty-five (45) days of Executive’s termination. No severance or other benefits will be paid or provided until the release of claims agreement becomes effective, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release.

(b) Non-solicitation. The receipt of any severance or other benefits pursuant to Section 4 will be subject to Executive agreeing that during the Severance Period, Executive will not solicit any employee of the Company for employment other than at the Company.

(c) Non-disparagement. The receipt of any severance of other benefits pursuant to Section 4 will be subject to Executive agreeing that during the Severance Period, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company. During the Severance Period, the Company will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from (1) providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation or (2) enforcing his or its rights pursuant to this Agreement.

(d) Other Requirements. Executive’s receipt of any payments or benefits under Section 4 will be subject to Executive continuing to comply with the terms of any form of confidential information agreement and the provisions of this Section 5.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

6. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 4 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. Any reduction in payments and/or benefits required by this Section 6 shall occur in the following order: (1) reduction of cash payments; and (2) reduction of other benefits paid to Executive. In the event that acceleration of vesting of Equity Awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s Equity Awards.

7. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Base Salary. For purposes determining the severance payment under this Agreement, “Base Salary” will mean $            .

(b) Cause. For purposes of this Agreement, “Cause” will mean:

(i) Any act of personal dishonesty taken by the Executive in connection with Executive’s responsibilities as an employee and intended to result in substantial personal enrichment of the Executive;

(ii) Conviction of a felony that is injurious to the Company;

(iii) A willful act by the Executive which constitutes gross misconduct and which is injurious to the Company;

(iv) The Executive’s willful and continued failure to perform the duties and responsibilities of Executive’s position after there has been delivered to the Executive a written demand for performance from the [Chairman of the Board/Chief Executive Officer]2 which describes the basis for the belief that the Executive has not substantially performed such duties and responsibilities and that the Executive has not corrected such failure within two (2) weeks of such written demand.

(c) Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following, in one or a series of related transactions:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities other than in a private financing transaction approved by the Board;

(ii) The direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company;

(iii) A merger or consolidation in which the Company is a party and in which the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting securities of the Company after such transaction; or

(iv) The sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, the term “Change in Control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting securities of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”).

(d) Disability. For purposes of this Agreement, “Disability” shall have the same meaning as that term is defined in the Company’s 1998 Stock Plan. Notwithstanding the foregoing however, should the Company maintain a long-term disability plan at any time Executive’s employment with the company, a determination of disability under such plan shall also be considered a “Disability” for purposes of this Agreement.

[2]	“Chairman of the Board” for agreement with CEO Giovanni Barbarossa; “Chief Executive Officer” for agreements with all other Executives.

(e) Good Reason. For purposes of this Agreement and any Equity Award agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i) A significant reduction of the Executive’s duties or responsibilities;

(ii) A significant reduction in Executive’s annual salary;

(iii) A significant reduction in Executive’s target annual incentive (if any such annual incentive plan or program has, as of the effectiveness of the Change in Control, previously been established by the Board); or

(iv) A material change in the geographic location at which Executive must perform his services; provided that in no instance will the relocation of Executive to a facility or a location of fifty (50) miles or less from Executive’s then current office location be deemed material for purposes of this Agreement;

provided, however, that before Executive may resign for Good Reason, (A) Executive must provide the Company with written notice within ninety (90) days of the initial event that Executive believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for Executive’s resignation for Good Reason and the proposed termination date (which will not be more than thirty (30) days after the giving of written notice hereunder by Executive to the Company), and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition.

Executive specifically acknowledges and agrees that the definition of “Good Reason” in this Section 7(e) shall operate with respect to all rights to severance and/or accelerated vesting of any Equity Award paid upon a Change in Control or a termination after a Change in Control and shall supersede and replace in its entirety any other definitions of “Good Reason”, “Involuntary Termination”, or other similar terms that may exist in any other employment agreement, offer letter, severance plan or policy, Equity Award agreement or Company stock incentive plan document.

8. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

10. Arbitration. The Company and the Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the American Arbitration Association (“AAA”) in Santa Clara County, California, who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules, except that such arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Company’s form of confidential information agreement.

11. Code Section 409A.

(a) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the regulations issued under Section 409A of the Code (the “Treasury Regulations”) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 11(b) below, and consequently shall be paid to Executive promptly following termination as required by Section 4 of this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined in this Section 11(b)) will become payable under this Agreement until Executive has a “separation from service” within the meaning of Section 409A of the Code, and any proposed or final regulations and guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 11(b) above. For purposes of this Section 11(c), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(d) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

12. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(d) Integration. This Agreement, together with the form of confidential information agreement and the standard forms of Equity Award agreement that describe Executive’s outstanding Equity Awards (other than as such Equity Award agreements have been revised pursuant to this Agreement), represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement between the Executive and the Company, the terms in this Agreement will prevail.

(e) Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

Executive understands and acknowledges that the definition of “Good Reason” contained in this Agreement shall supersede any and all such similar definitions contained in employment agreements, offer letters, severance policies and plans and Equity Award agreements to the extent such other agreements provide for benefits contingent on a Change in Control, and that by executing this Agreement, Executive acknowledges such other arrangements have been amended accordingly.

COMPANY	AVANEX CORPORATION

By:
Title:

EXECUTIVE	By:
Title: